Exhibit 99.17

LOAN AGEEEMENT

AMENDMENT NO.1

THIS AMENDMENT NO.1 TO THE LOAN AGREEMENT (the “Amendment”) is entered into between SecureAlert, Inc., a Utah corporation (the “Borrower”) and Sapinda Asia Limited, a British Virgin Islands corporation (the “Lender”) effective as of June 30, 2014. The Borrower and the Lender may be referred to herein individually as a “party” or collectively as the “Parties”.

WHEREAS, the Parties entered into that certain Loan Agreement dated February 1, 2013 (the “Loan Agreement) and desire to now amend the Loan Agreement as set forth herein;

NOW, THEREFORE, the Parties have agreed to enter into the terms of this Amendment as set forth below:

1.	Interest Rate. The interest rate on the principal amount of $1,200,000.00, as stated in Section 1.1 of the Loan Agreement shall be changed ten percent (10%) per annum to eight percent (8%) per annum beginning on the date of this Amendment.

2.	Maturity Date. The Maturity Date under Section 1.3 of the Loan Agreement shall be changed from June 30, 2014 to December 30, 2015.

3.	Integration. The Loan Agreement, except as expressly amended herein, shall remain in full force and effect.

4.	Counterparts and Electronic Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each party hereto agrees to accept facsimile or other electronic signatures as an original and fully enforceable.

The Parties hereto have set their hand hereto representing that both have authority to bind the respective party as of the effective date set forth above.

SECUREALERT, INC.		SAPINDA ASIA LIMITED

BY	/s/ Guy Dubois	BY	/s/ Lars Windhorst
	Guy Dubois		Lars Windhorst
	Chairman of the Board		Chief Executive Officer

		BY	/s/ Theresa Tsang
Theresa Tsang
Director
Amendment No. 1	Page 1 of 1